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                                   EXHIBIT 11

                  HOLOPAK TECHNOLOGIES, INC. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
                                  (UNAUDITED)



                                                      THREE MONTHS ENDED
                                                            JUNE 30
                                                     1996              1995
                                                   ---------         ---------
Weighted Average Number of
  Common Shares Outstanding                        3,347,689         3,517,989

Common Share Equivalents Based
  Upon the Treasury Stock Method                      25,043               ---

Common Share Equivalents Based
  Upon the Modified Treasury
  Stock Method                                           ---               ---
                                                   ---------         ---------
Total Common Shares and
  Common Share Equivalents
  Outstanding                                      3,372,732         3,517,989
                                                   ---------         ---------
Net Income                                         $ 246,795         $ 334,847
                                                   ---------         ---------

Earnings Per Common Share and
  Common Share Equivalents:

Net Income                                         $    0.07         $    0.10
                                                   =========         =========
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